Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Amy Smith
Humana Investor Relations
(502) 580-2811 e-mail:Amysmith@humana.com
Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail:Tnoland@humana.com

Humana Reports Second Quarter 2018 Financial Results;

Raises Full Year 2018 Adjusted EPS Guidance

•	2Q18 earnings per diluted common share (EPS) of $1.39 on a GAAP basis, $3.96 on an Adjusted basis

•	New full year 2018 GAAP EPS guidance of approximately $11.52; Adjusted EPS guidance raised $0.25 from the previous guidance midpoint to approximately $14.15

•	Continued favorable inpatient utilization in Medicare Advantage resulting in improved full year 2018 Retail segment benefit ratio guidance

•	Further advanced the company’s integrated care delivery strategy with the closing of the Kindred at Home and Curo Health Services transactions

•	Substantial progress with governmental approvals related to the sale of the company’s closed block of non-strategic commercial long-term care insurance policies resulting in a charge of $2.59 EPS

LOUISVILLE, KY (August 1, 2018) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended June 30, 2018 (2Q18) versus the quarter ended June 30, 2017 (2Q17) and for the six months ended June 30, 2018 (1H 2018) versus the six months ended June 30, 2017 (1H 2017) as follows:

Consolidated pretax income
In millions	2Q18 (a)	2Q17 (b)	1H 2018 (c)	1H 2017 (d)
Generally Accepted Accounting Principles (GAAP)	$19	$1,042	$726	$2,731
Loss on sale of KMG America Corporation (KMG), a wholly-owned subsidiary	790	—	790	—
Amortization associated with identifiable intangibles	21	18	51	36
Operating income associated with the Individual Commercial segment	(18)	(118)	(71)	(181)
Net gain associated with the terminated merger agreement (for 1H 2017, primarily the break-up fee)	—	—	—	(947)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	54

Adjusted (non-GAAP)	$812	$942	$1,496	$1,693

Diluted earnings per common share (EPS)	2Q18 (a)	2Q17 (b)	1H 2018 (c)	1H 2017 (d)
GAAP	$1.39	$4.46	$4.93	$11.98
Loss on sale of KMG, a wholly-owned subsidiary	2.59	—	2.59	—
Amortization associated with identifiable intangibles	0.12	0.08	0.28	0.16
Operating income associated with the Individual Commercial segment	(0.10)	(0.51)	(0.39)	(0.77)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	(0.04)	—	(0.09)	—
Net gain associated with the terminated merger agreement (for IH 2017, primarily the break-up fee)	—	—	—	(4.31)
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	—	(0.54)	—	(1.06)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	0.23

Adjusted (non-GAAP)	$3.96	$3.49	$7.32	$6.23

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

GAAP and Adjusted pretax income and EPS results reflect the solid execution of the company’s strategy, including, among other items, strong Medicare Advantage membership growth, lower inpatient medical utilization in the Retail segment driving a better than expected benefit ratio, and significant operating cost efficiencies in the first half of 2018 driven by productivity initiatives implemented in 2017. The company also benefited from a lower tax rate year-over-year as a result of the Tax Reform Law, allowing it to invest pretax dollars in its employees, the communities of its members, technology and its integrated care delivery model to drive more affordable healthcare and better clinical outcomes. In addition, year-over-year comparisons are impacted by the return of the health insurer fee in 2018; enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings; lower Prior Period Development, as expected; and a more severe flu season than last year which affects the first half comparisons. EPS results were further impacted by a lower number of shares in 2018, primarily reflecting share repurchases in 2017. Please refer to the consolidated and segment highlights sections that follow for additional discussion of the factors impacting year-over-year results.

“Our strong 2018 financial results are testimony to the underlying improvement in our operating metrics, like Net Promoter Score, digital self-service utilization and call transfer reduction, and to the growing effectiveness of our national and local clinical programs,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Also, we took another large step this quarter in helping our members, especially those living with chronic conditions, by beginning the integration of important clinical services through our investments in Kindred at Home and Curo, and through our partnership with Walgreens. Over time, these moves, along with the continuous improvement of our operating system, will go a long way in simplifying the healthcare experience of our members and provider partners, while also improving the health status of our members.”

Long-Term Care Divestiture Update

The company has made substantial progress towards receiving the approvals necessary to complete the sale of its wholly-owned subsidiary, KMG America Corporation (KMG), which includes the company’s closed block of non-strategic commercial long-term care insurance policies, to Continental General Insurance Company (CGIC) (LTC Transaction). Accordingly, during 2Q18, the company recognized a pretax loss on the expected sale of $790 million, including transaction costs, and recorded an associated deferred tax benefit of $430 million for a net EPS impact of $2.59 per diluted common share. The company also classified KMG as held-for-sale and aggregated its assets and liabilities separately on the balance sheet at June 30, 2018.

In addition, in connection with the expected KMG divestiture, during 2Q18 the company entered into a series of reinsurance agreements (Reinsurance Transaction) to fully cede its workplace voluntary benefit (WVB) and Financial Protection Products (FPP) to ManhattanLife Assurance Company of America (ManhattanLife). These products were previously reported as supplemental benefit offerings in the company’s Group and Specialty segment and are expected to result in a reduction in the company’s Specialty membership of approximately 450,000 members, approximately 430,000 of which were ceded during 2Q18. In addition, in connection with the Reinsurance Transaction, the company expects to transfer a total of approximately $245 million of subsidiary cash along with the related reserves to ManhattanLife, $230 million of which was transferred during 2Q18. This transfer of cash had no impact on cash and short-term investments held at the parent company, but is classified as an operating cash outflow that was not previously contemplated in the company’s operating cash flow guidance.

The sale of KMG is expected to close during the third quarter of 2018. Upon closing of both Transactions, the company will have no remaining exposure to the commercial long-term care insurance or the non-core WVB and FPP businesses.

2018 Earnings Guidance

Humana today raised its Adjusted EPS guidance for the year ending December 31, 2018 (FY18). The company now expects GAAP EPS of approximately $11.52 from the previous range of $13.54 to $13.94, while FY18 Adjusted EPS guidance was increased to approximately $14.15 from its previous range of $13.70 to $14.10. Additional FY18 guidance points and a reconciliation to the company’s previous GAAP and Adjusted EPS guidance are included beginning on page 22 of this earnings release.

“We are very pleased with the continued strong operational execution of our strategy which positions the company well for the back half of the year,” said Brian A. Kane, Chief Financial Officer. “This execution, coupled with the strategic moves we have made, will sustain this performance for 2019 and beyond.”

A reconciliation of GAAP to Adjusted EPS for the company’s FY18 projections as well as comparable numbers for the year ended December 31, 2017 (FY17) is shown below for comparison.

Diluted earnings per common share	FY18 Guidance (e)		FY17 (f)
GAAP	~$	11.52	$16.81
Loss on Sale of KMG, a wholly-owned subsidiary		2.60	—
Amortization of identifiable intangibles		0.51	0.32
Operating income associated with the Individual Commercial segment		(0.39)	(0.84)
Impact of Tax Reform Law, primarily re-measurement of deferred tax assets at lower corporate tax rates		(0.09)	0.92
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)		—	(4.31)
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact		—	(2.15)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)		—	0.24
Charges associated with voluntary and involuntary workforce reduction programs		—	0.64
Costs associated with early retirement of debt in the fourth quarter of 2017		—	0.08

Adjusted (non-GAAP) – FY18 projected	~$	14.15	$11.71

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (in millions)	2Q18 (a)	2Q17 (b)	1H 2018 (c)	1H 2017 (d)
GAAP	$14,259	$13,534	$28,538	$27,296
Revenues associated with Individual Commercial segment	(10)	(248)	(5)	(532)

Adjusted (non-GAAP)	$14,249	$13,286	$28,533	$26,764

GAAP consolidated revenues for 2Q18 were $14.26 billion, an increase of $725 million, or 5 percent, from $13.53 billion in 2Q17. Total premiums and services revenues of $14.10 billion in 2Q18 increased $662 million, or 5 percent, from $13.43 billion in 2Q17. The year-over-year increase primarily reflects higher revenues in the Retail segment, mainly resulting from the company’s Medicare Advantage business, and the Group and Specialty segment. These increases were partially offset by lower revenues resulting from the exit of the individual commercial business.

Adjusted consolidated revenues for 2Q18 of $14.25 billion compared to Adjusted consolidated revenues for 2Q17 of $13.29 billion, an increase of $963 million, or 7 percent, reflecting the same factors impacting the year-over-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated revenues for 1H 2018 increased $1.24 billion, or 5 percent, to $28.54 billion from $27.30 billion in 1H 2017. Total premiums and services revenues also increased to $28.23 billion, increasing $1.15 billion, or 4 percent, from $27.08 billion in the prior-year period. The 1H 2018 increases were primarily driven by the same factors impacting the second quarter comparison.

Adjusted consolidated revenues for 1H 2018 of $28.53 billion compared to Adjusted consolidated revenues for 1H 2017 of $26.76 billion, an increase of $1.77 billion, or 7 percent, primarily reflecting the same factors impacting the year-over-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	2Q18 (a)	2Q17 (b)	1H 2018 (c)	1H 2017 (d)
GAAP	84.1%	82.5%	84.3%	83.5%
Benefit ratio impact associated with the Individual Commercial segment	0.2%	0.9%	0.3%	0.8%

Adjusted (non-GAAP)	84.3%	83.4%	84.6%	84.3%

The 2Q18 GAAP consolidated benefit ratio of 84.1 percent increased 160 basis points from the 2Q17 GAAP consolidated benefit ratio of 82.5 percent. The year-over-year comparison of the ratio was unfavorably impacted by the following factors:

•	enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings,

•	lower favorable prior period medical claims reserve development (Prior Period Development), as expected, and

•	an increase in the Group and Specialty benefit ratio year-over-year as discussed in the segment highlights that follow.

The above items were offset by the positive impact on 2Q18 from the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products, as well as the impact of the Individual Commercial segment.

The 2Q18 Adjusted consolidated benefit ratio of 84.3 percent increased 90 basis points from the 2Q17 Adjusted consolidated benefit ratio of 83.4 percent. The year-over-year increase primarily reflects the impact of the factors in the quarterly GAAP comparison, while excluding the impact of the Individual Commercial segment.

The GAAP consolidated benefit ratio for 1H 2018 of 84.3 percent increased 80 basis points from the 1H 2017 GAAP consolidated benefit ratio of 83.5 percent. The year-over-year increase primarily reflects the same factors impacting the second quarter GAAP consolidated benefit ratio comparison, excluding the impact of the Group and Specialty benefit ratio. In addition, the year-over-year comparison reflects the impact of a more severe flu season in 1H 2018.

The 1H 2018 Adjusted consolidated benefit ratio of 84.6 percent increased 30 basis points from 1H 2017 Adjusted consolidated benefit ratio of 84.3 percent. The year-over-year increase primarily reflects the same factors impacting the year-to-date GAAP consolidated benefit ratio comparison, while excluding the impact of the company’s individual commercial business.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Second Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in 2Q18	$11	$60	$71
Prior Period Development from prior years recognized in 2Q17	$20	$94	$114

	Year to Date
Prior Period Development from prior years recognized in 1H 2018	$55	$283	$338
Prior Period Development from prior years recognized in 1H 2017	$26	$319	$345

Prior Period Development decreased the GAAP consolidated benefit ratio by 50 basis points in 2Q18 and 90 basis points in 2Q17. Prior Period Development lowered the 1H 2018 consolidated benefit ratio by 120 basis points versus 130 basis points in 1H 2017.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	2Q18 (a)	2Q17 (b)	1H 2018 (c)	1H 2017 (d)
GAAP	12.5%	10.8%	12.4%	11.1%
Operating cost ratio impact associated with the Individual Commercial segment	—	(0.1%)	—	(0.2%)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	(0.2%)
Adjusted (non-GAAP)	12.5%	10.7%	12.4%	10.7%

The 2Q18 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.5 percent increased 170 basis points from the 2Q17 ratio of 10.8 percent. The year-over-year increase was the result of the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018, which increased the consolidated GAAP operating cost ratio by approximately 180 basis points in 2Q18,

•

investments made in 2Q18 as a result of the Tax Reform Law; these include investments in the company’s employees, primarily the establishment of an annual incentive program for a broader range of employees, together with additional investments in the communities of the company’s members, technology and its integrated care delivery model to drive more affordable healthcare and better clinical outcomes, and

•

growth in the company’s military services business, which carries a higher operating cost ratio than other company products, due to the previously disclosed transition to the TRICARE East Region contract effective January 1, 2018.

The above items were partially offset by the favorable impact on 2Q18 from:

•	significant operating costs efficiencies in 2Q18 driven by productivity initiatives implemented in 2017; and

•	the exit of the individual commercial business, which carried a higher operating cost ratio than the company’s other products, effective January 1, 2018.

The 2Q18 Adjusted consolidated operating cost ratio was 180 basis points higher than the 2Q17 Adjusted consolidated operating cost ratio of 10.7 percent primarily driven by the same factors impacting the change in the quarterly GAAP consolidated operating cost ratio, while excluding the impact of the items detailed in the consolidated operating cost ratio table above.

The 130 basis point increase of the 1H 2018 GAAP consolidated operating cost ratio of 12.4 percent from 11.1 percent in 1H 2017 was primarily impacted by the same factors influencing the second quarter GAAP comparison. The year-over-year comparison was further impacted by the guaranty fund assessment expense to support policyholder obligations of Penn Treaty recorded in the first quarter of 2017. The non-deductible health insurance industry fee increased the consolidated GAAP operating cost ratio by approximately 180 basis points in 1H 2018.

The 1H 2018 Adjusted consolidated operating cost ratio of 12.4 percent increased 170 basis points from the Adjusted ratio of 10.7 percent in 1H 2017 primarily reflecting the same factors impacting the year-to-date GAAP comparison, while excluding the impact of the items noted in the consolidated operating cost ratio table above.

Balance sheet

•

At June 30, 2018, the company had cash, cash equivalents, and investment securities of $17.90 billion, down $3.06 billion, or 15 percent, from $20.96 billion at March 31, 2018, primarily reflecting the impact of the reclassification of KMG’s cash and investment securities balances to the Assets held-for-sale line of the consolidated balance sheet due to the pending completion of the divestiture as previously discussed. Additional changes are outlined in the company’s consolidated statement of cash flows on pages S-6 and S-7 of the statistical supplement included herein.

•

At June 30, 2018, cash and short-term investments held at the parent company of $1.82 billion increased $1.25 billion, or 220 percent, from $567 million at March 31, 2018, primarily reflecting dividends received from subsidiaries in 2Q18 and operating cash derived from the company’s non-insurance subsidiaries’ profits, partially offset by capital expenditures, dividend payments to stockholders, capital contributions to a subsidiary, and the acquisition of Family Physicians Group in April 2018. Subsidiary dividends to the parent company of $1.95 billion in 2Q18 compared to $1.35 billion in 2Q17.

•

Days in claims payable (DCP) of 40.1 at June 30, 2018, increased 1.8 days from 38.3 at March 31, 2018 and was essentially unchanged from 40.4 at June 30, 2017. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included herein.

•

Debt-to-total capitalization at June 30, 2018 was 33.6 percent, down 30 basis points from 33.9 percent at March 31, 2018, primarily due to the net impact of 2Q18 earnings. The company’s long-term target debt-to-total capitalization range of 30 to 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility.

•	The company had $398 million associated with outstanding commercial paper at June 30, 2018 and at March 31, 2018.

Operating cash flows

Net cash from operating activities (in millions) Provided by (used in)	2Q18	2Q17	1H 2018	1H 2017
GAAP	($125)	($106)	$3,561	$4,099
Timing of premium payment from CMS (g)	26	23	(3,309)	(3,050)

Adjusted (non-GAAP)	($99)	($83)	$252	$1,049

•	GAAP cash flows used in operations of $125 million in 2Q18 were slightly unfavorably compared to cash flows used in operations of $106 million in 2Q17. The 2Q18 GAAP cash flows used in operations were negatively impacted by approximately $230 million related to reinsuring certain WVB and FPP products to a third party in connection with the Reinsurance Transaction as discussed previously. Excluding the effects of the Reinsurance Transaction, 2Q18’s higher quarter-over-over GAAP operating cash flows results from the timing of working capital items. GAAP cash flows used in operations in 2Q18 and 2Q17 were not significantly impacted by the timing of the premium payment from CMS, as the early receipt of each respective year’s April Medicare premium payment from CMS (April 2018 payment: $3.34 billion versus April 2017 payment: $3.07 billion) was substantially offset by the early receipt of the respective year’s July premium payment from CMS (July 2018 payment: $3.31 billion versus July 2017 payment: $3.05 billion).

Adjusted cash flows used in operations for 2Q18 of $99 million compared unfavorably to Adjusted cash flows used in operations of $83 million in 2Q17 due to the same items driving the GAAP comparison while excluding the impact of the timing of the premium payments from CMS.

•	For 1H 2018, GAAP cash flows provided by operations totaled $3.56 billion versus $4.10 billion of GAAP cash flows provided by operations during 1H 2017, a decrease of $538 million year over year, primarily reflecting the same factors impacting the second quarter GAAP comparison, as well as the impact of the net gain associated with the terminated merger agreement, mainly the break-up fee, recorded in the first quarter of 2017. 1H 2018 and 1H 2017 GAAP operating cash flows were significantly impacted by the early receipt of the July Medicare premium payment in June for each of the respective years. 1H 2018 and 1H 2017 GAAP operating cash flows each included seven monthly Medicare premium payments from CMS.

Adjusted cash flows provided by operations for 1H 2018 of $252 million compared unfavorably to Adjusted cash flows provided by operations of $1.05 billion in 1H 2017 due to the same items driving the GAAP decrease while excluding the impact of the timing of the premium payments from CMS.

Share repurchases

•	In December 2017, Humana’s Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of December 31, 2020. The company subsequently entered into an agreement with a third-party financial institution on December 21, 2017 to effect a $1.00 billion accelerated share repurchase (ASR) program under the authorization. Under the terms of the program, which was completed in the first quarter of 2018, the company repurchased approximately 3,737,700 of its outstanding shares at an average price of $267.55 per share.

•

Separate from the ASR program described above, the company executed repurchases of $23.5 million, or approximately 78,400 shares, at an average of $299.47 per share in 2Q18 and 1H 2018. As of July 31, 2018, approximately $1.98 billion of the current repurchase authorization was remaining.

•

In 2Q17, due to an outstanding ASR program, the company did not execute any share repurchases. During 1H 2017, the company executed share repurchases under a prior ASR program of approximately 5,833,700 shares under the ASR program, at an average of $205.70 per share, for $1.20 billion.

Cash dividends

•

The company paid cash dividends to its stockholders of $69 million in 2Q18 versus $57 million in 2Q17. Cash dividends of $126 million were paid to the company’s stockholders during 1H 2018 compared to $104 million in 1H 2017. The increases primarily reflect an increase in the per share dividend to $0.50 per share for 2018 from $0.40 per share for 2017, as previously disclosed.

Humana’s Retail Segment

This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.

Retail segment revenues:

•

The 2Q18 revenues for the Retail segment were $12.04 billion, an increase of $740 million, or 7 percent, from $11.30 billion in 2Q17 primarily reflecting individual and group Medicare Advantage membership growth in the most recent Annual Election Period (AEP) as well as increased per-member premiums for certain of the segment’s products, partially offset by declines in state-based contracts and stand-alone PDP revenues resulting from membership declines discussed further below.

•

The 1H 2018 revenues for the Retail segment were $24.15 billion, up $1.41 billion, or 6 percent, from $22.73 billion in 1H 2017, primarily reflecting the same factors impacting the year-over-year second quarter comparison.

Retail segment enrollment:

•

Individual Medicare Advantage membership was 3,027,200 as of June 30, 2018, a net increase of 187,100, or 7 percent, from 2,840,100 as of June 30, 2017, and up 166,400, or 6 percent, from 2,860,800 as of December 31, 2017, primarily due to membership additions associated with the most recent AEP for Medicare beneficiaries.

•

Group Medicare Advantage membership was 493,100 as of June 30, 2018, a net increase of 59,700, or 14 percent, from 433,400 at June 30, 2017, and up 51,700, or 12 percent, from 441,400 as of December 31, 2017. The increases primarily resulted from increased sales to the company’s existing group accounts during the most recent AEP for Medicare beneficiaries.

•

Membership in the company’s stand-alone PDP offerings was 5,008,200 as of June 30, 2018, a net decrease of 228,200, or 4 percent, from 5,236,400 as of June 30, 2017, and down 299,900, or 6 percent, from 5,308,100 as of December 31, 2017, reflecting net declines during the most recent AEP for Medicare beneficiaries. These declines primarily resulted from the previously disclosed loss of auto assigned members in Florida and South Carolina due to pricing over the CMS low income benchmark and continued membership declines in the company’s Enhanced Plan. In addition, growth in the company’s co-branded Walmart plan was significantly lower than historical levels due to the introduction of additional low-priced competitor offerings in many regions.

•

State-based contracts membership (including dual-eligible demonstration members) was 325,200 as of June 30, 2018, a net decrease of 49,700, or 13 percent, from 374,900 at June 30, 2017, and down 34,900, or 10 percent, from 360,100 as of December 31, 2017. The decreases were primarily driven by the previously disclosed decision to not participate in Illinois’ Integrated Care Program Medicaid contract, along with lower membership associated with the company’s Florida Medicaid contract due to overall strengthening economic conditions.

Retail segment benefits expense:

•

The 2Q18 benefit ratio for the Retail segment of 85.5 percent decreased 30 basis points from 85.8 percent in 2Q17 primarily due to the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products. This was partially offset by the unfavorable impact on 2Q18 from:

•	enhanced 2018 Medicare Advantage member benefits resulting from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings; and

•	lower favorable Prior Period Development, as expected.

•

The 1H 2018 benefit ratio for the Retail segment of 86.5 percent was 50 basis points lower than the 1H 2017 ratio of 87.0 percent, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter, partially offset by the impact of a more severe flu season in 2018.

•

Prior Period Development for the Retail segment, as noted in the table below, decreased the segment benefit ratio by 50 basis points in 2Q18 and 70 basis points in 2Q17. Prior Period Development lowered the 1H 2018 benefit ratio by 100 basis points and by 130 basis points in 1H 2017.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	First Half
Prior Period Development from prior years recognized in 1H 2018	$187	$60	$247
Prior Period Development from prior years recognized in 1H 2017	$204	$83	$287

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 10.1 percent in 2Q18 increased 160 basis points from 8.5 percent in 2Q17. The year-over-year comparison was negatively impacted by the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018, which increased the Retail segment’s operating cost ratio by approximately 190 basis points in 2Q18; and

•	strategic investments made in 2Q18 as a result of the Tax Reform Law as previously described.

The above items were partially offset by significant operating costs efficiencies in 2Q18 driven by productivity initiatives implemented in 2017.

•

The Retail segment’s 1H 2018 operating cost ratio of 10.1 percent increased 160 basis points from 8.5 percent primarily reflecting the same factors that impacted the year-over-year comparison for the second quarter. The reinstatement of the non-deductible health insurance fee impacted the segment’s 1H 2018 operating cost ratio by approximately 190 basis points.

Retail segment pretax results:

Retail segment pretax income in millions	2Q18 (a)	2Q17 (b)	1H 2018 (c)	1H 2017 (d)
GAAP	$493	$607	$760	$977
Amortization associated with identifiable intangibles	5	6	11	12

Adjusted (non-GAAP)	$498	$613	$771	$989

•

The Retail segment’s GAAP pretax income of $493 million in 2Q18 declined $114 million, or 19 percent, from GAAP pretax income of $607 million in 2Q17. Adjusted pretax income for the Retail segment of $498 million in 2Q18 declined $115 million, or 19 percent, from the 2Q17 Adjusted pretax income. The declines primarily were the result of the investment in benefit design for 2018 Medicare Advantage offerings discussed above, investments made in 2Q18 as a result of the Tax Reform Law, and the anticipated lower favorable Prior Period Development. These items were partially offset by the significant operating cost efficiencies discussed above.

•

For 1H 2018, GAAP pretax income for the Retail segment of $760 million decreased $217 million, or 22 percent from $977 million in 1H 2017. Adjusted pretax income for the segment of $771 million in 1H 2018 declined $218 million, or 22 percent, from $989 million of Adjusted pretax income in 1H 2017. Both the GAAP and Adjusted declines resulted from the same factors impacting the year-over-year second quarter comparison, along with the impact of a more severe flu season in 2018.

Humana’s Group and Specialty Segment

This segment consists of the company’s employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health and voluntary insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses, which beginning January 1, 2018 primarily relates to the TRICARE East Region contract.

Group and Specialty segment revenues:

•

The 2Q18 revenues for the Group and Specialty segment were $1.91 billion, up $78 million, or 4 percent, from $1.83 billion in 2Q17, primarily reflecting greater services revenue as a result of the transition to the East Region TRICARE contract on January 1, 2018, higher stop-loss premiums related to the company’s small group level funded accounts, and higher per member premiums across most lines of business in the segment. These items were partially offset by declines in average group fully-insured commercial medical membership.

•

The 1H 2018 revenues for the Group and Specialty segment were $3.88 billion, up $171 million, or 5 percent, from $3.71 billion in 1H 2017, primarily reflecting the same factors that impacted the year-over-year second quarter comparison.

Group and Specialty segment enrollment:

•

Group fully-insured commercial medical membership was 1,050,900 at June 30, 2018, a decrease of 56,600, or 5 percent, from 1,107,500 at June 30, 2017, and down 46,800, or 4 percent, from 1,097,700 at December 31, 2017. These anticipated declines are reflective of lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products in 2018.

•

Group ASO commercial medical membership was 458,800 at June 30, 2018, an increase of 12,000, or 3 percent, from 446,800 at June 30, 2017, and up 100 from 458,700 at December 31, 2017. The increases primarily reflect more small group accounts selecting level-funded ASO products in 2018, partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. Small group membership comprised 18 percent of group ASO medical membership at June 30, 2018 versus 7 percent at June 30, 2017 and 12 percent at December 31, 2017.

•

Military services membership was 5,931,500 at June 30, 2018, an increase of 2,842,900, or 92 percent, from 3,088,600 at June 30, 2017, and up 2,849,700, or 92 percent versus 3,081,800 at December 31, 2017 primarily due to the company’s transition to providing healthcare services to military service members, retirees, and their families under the TRICARE East Region contract from the South Region contract. The new contract, which covers 32 states, became effective on January 1, 2018.

•

Membership in specialty products(h) was 6,227,700 at June 30, 2018, a decrease of 690,100, or 10 percent, from 6,917,800 at June 30, 2017, and down 758,300, or 11 percent, from 6,986,000 at December 31, 2017. The decreases primarily result from reinsuring the company’s WVB and FPP membership to a third party in connection with the Reinsurance Transaction as discussed above, as well as the losses of some large group accounts offering stand-alone dental and vision products. These decreases were partially offset by an increase in individual dental and vision membership.

Group and Specialty segment benefits expense:

•

The 2Q18 benefit ratio for the Group and Specialty segment was 80.4 percent, an increase of 200 basis points from 78.4 percent for 2Q17. The year-over-year increase in the benefit ratio is primarily due to the impact of the following factors:

•	unfavorable impact of seasonality on fully-insured group commercial medical claims,

•	unfavorable comparison of Prior Period Development in 2Q18 versus 2Q17,

•

the impact of lower premiums resulting from the adjustment of the company’s commercial risk adjustment (CRA) accrual related to its Affordable Care Act (ACA)-compliant business resulting from the release of the Centers for Medicare & Medicaid Services’ (CMS) final 2017 CRA data, and

•	membership mix, including the expected migration of healthier groups to ASO level funded products in 2018.

The above items were partially offset by the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing of the company’s products.

The 1H 2018 benefit ratio for the segment of 76.7 percent was 30 basis points lower than the 1H 2017 ratio of 77.0 percent primarily due to the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing of the company’s products, partially offset by the same unfavorable factors noted above in the year-over-year second quarter comparison, excluding the impact of Prior Period Development.

•

Prior Period Development for the Group and Specialty segment as outlined below did not impact the 2Q18 segment benefit ratio but decreased the 2Q17 ratio by 70 basis points. Prior Period Development lowered the 1H 2018 segment benefit ratio by 100 basis points and by 90 basis points in 1H 2017.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	First Half
Prior Period Development from prior years recognized in 1H 2018	$34	$—	$34
Prior Period Development from prior years recognized in 1H 2017	$20	$11	$31

Group and Specialty segment operating costs:

•

The Group and Specialty segment’s operating cost ratio was 23.5 percent in 2Q18, an increase of 190 basis points from 21.6 percent in 2Q17. The year-over-year comparison was primarily impacted by the following factors:

•	reinstatement of the non-deductible health insurance industry fee in 2018, which increased the segment’s operating cost ratio by approximately 160 basis points in 2Q18,

•

growth in the company’s military services business, which carries a higher operating cost ratio than other products within the segment, as a result of the transition to the TRICARE East Region contract, and

•	investments made in 2Q18 as a result of the Tax Reform Law as previously described.

The above items were partially offset by significant operating costs efficiencies in 2Q18 driven by productivity initiatives implemented in 2017.

•	The Group and Specialty segment’s operating cost ratio of 23.6 percent for 1H 2018 was up 210 basis points compared to 21.5 percent for 1H 2017. The year-over-year increase was primarily impacted by the same factors influencing the second quarter comparison. The reinstatement of the non-deductible health insurance industry fee impacted the segment’s 1H 2018 operating cost ratio by approximately 160 basis points.

Group and Specialty segment pretax results:

Group and Specialty segment pretax income In millions	2Q18 (a)	2Q17 (b)	1H 2018 (c)	1H 2017 (d)
GAAP	$80	$101	$291	$272
Amortization associated with identifiable intangibles	2	1	3	2
Adjusted (non-GAAP)	$82	$102	$294	$274

•	The Group and Specialty segment’s GAAP pretax income of $80 million in 2Q18 compared to GAAP pretax income of $101 million in 2Q17, a decrease of $21 million, or 21 percent. Adjusted pretax income for the Group and Specialty segment of $82 million in 2Q18 decreased $20 million, or 20 percent, from $102 million of Adjusted pretax income in 2Q17. The decreases primarily reflect the impact of the segment’s higher benefit ratio in 2Q18, partially offset by favorable year-over-year earnings comparisons for the company’s military services and specialty businesses.

•	The Group and Specialty segment’s GAAP pretax income of $291 million in 1H 2018 compared to GAAP pretax income of $272 million in 1H 2017, an increase of $19 million, or 7 percent. Adjusted pretax income for the segment of $294 million in 1H 2018 increased $20 million, or 7 percent, from $274 million in Adjusted pretax income in 1H 2017. The year-over-year increases for both GAAP and Adjusted pretax income for the segment primarily reflect the lower benefit ratio in 1H 2018 combined with a favorable earnings comparison from the company’s military services business.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health.

Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•

Revenue of $5.99 billion in 2Q18 for the Healthcare Services segment slightly increased by $9 million, or less than 1 percent, from $5.98 billion in 2Q17. The favorable year-over-year comparison was impacted by the strong Medicare Advantage membership growth in 2Q18 and higher intersegment revenues associated with the company’s provider services business reflecting its previously disclosed acquisition of MCCI Holdings, LLC (MCCI).

These increases were partially offset by the following:

•	the loss of intersegment revenues associated with the company’s exit from the individual commercial business,

•	a decline in pharmacy solutions intersegment revenue year-over-year primarily due to lower stand-alone PDP membership as previously described,

•	the result of improving the effectiveness of the company’s chronic care management programs discussed below, and

•	the impact on the company’s provider services business of the lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located.

•

1H 2018 revenue for the Healthcare Services segment was $11.65 billion, a decline of $286 million, or 2 percent, from $11.94 billion in 1H 2017 primarily reflecting the net unfavorable impact of the same factors affecting the year-over-year comparison for the second quarter.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 96.2 percent in 2Q18 increased 120 basis points from 95.0 percent in 2Q17 primarily due to the following factors:

•	the lag in operating cost reduction associated with improving the effectiveness of the company’s chronic care management programs, as compared to the timing of the reduction in revenues; and

•	investments made in 2Q18 as a result of the Tax Reform Law as previously described.

The above items were partially offset by significant operating costs efficiencies in 2Q18 driven by productivity initiatives implemented in 2017.

•

The Healthcare Service segment’s operating cost ratio of 96.2 percent for 1H 2018 increased 100 basis points from 95.2 percent in 1H 2017 primarily due to the same factors that impacted the year-over-year second quarter comparison.

Healthcare Services segment operating statistics:

•

Primary care providers in value-based (shared risk and path to risk) relationships of 52,100 at June 30, 2018 increased 3 percent from 50,700 at June 30, 2017, but remained relatively stable from 52,200 at December 31, 2017. The percentage of the company’s individual Medicare Advantage members in value-based relationships has remained relatively steady for the past year, with 65 percent of the company’s individual Medicare Advantage members in such relationships at June 30, 2018 and June 30, 2017, and 66 percent in those relationships at December 31, 2017.

•

Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program was 752,700(i) at June 30, 2018, down 23 percent from 981,600 at June 30, 2017 and down 5 percent from 794,900 at December 31, 2017. The company continues to align the effectiveness of its chronic care management programs to the needs of members, leveraging technology and data analytics. This includes graduating members into a monitoring program as their health improves thereby reducing the number of member and clinician interactions to the appropriate level, and transitioning them out of the care management program when they no longer benefit from the services. This improvement in the programs leads to reduced Healthcare Services segment earnings but improved Retail segment operating results.

•

Pharmacy script volume on an adjusted 30-day equivalent basis of 110 million for 2Q18 increased 2 percent compared to 108 million for 2Q17. Pharmacy script volume of 218 million for 1H 2018 increased 2 percent compared to 215 million for 1H 2017. These increases primarily were driven by higher individual Medicare Advantage membership, partially offset by the decline in stand-alone PDP and Individual Commercial membership.

Healthcare Services segment results:

As the company continues to expand and evolve its Healthcare Services segment businesses, it has concluded that the most appropriate way to measure and discuss the financial performance of these businesses is through Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) rather than pretax income. The recent acquisitions of Kindred at Home and Curo Health Services, together with the company’s evolving care delivery model and the creation of Conviva, result in higher levels of amortization, depreciation and interest expense that distort and mask the true performance of the underlying businesses when assessed on a pretax basis. Further, the company believes that Adjusted EBITDA is the relevant measure used to value and assess performance for other services business in the industry. As a result, the company is transitioning its financial reporting on Healthcare Services to focus on Adjusted EBITDA performance moving forward, and has included a bridge between pretax income and Adjusted EBITDA below.

Healthcare Services segment results (in millions)	2Q18 (a)	2Q17 (b)	1H 2018 (c)	1H 2017 (d)
GAAP pretax income	$206	$270	$379	$514
Amortization associated with identifiable intangibles	11	11	34	22
Adjusted (non-GAAP) pretax income	$217	$281	$413	$536
Depreciation	25	24	51	47
Interest expense	—	—	—	—
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$242	$305	$464	$583

•

Healthcare Services segment GAAP pretax income of $206 million in 2Q18 decreased by $64 million, or 24 percent, from GAAP pretax income of $270 million in 2Q17. The decline primarily was due to the impact of the optimization process associated with the company’s chronic care management programs and the investments made in 2Q18 as a result of the Tax Reform Law.

Adjusted EBITDA in 2Q18 for the Healthcare Services segment of $242 million was down $63 million, or 21 percent, compared to Adjusted EBITDA of $305 million in 2Q17. The decline in 2Q18 Adjusted EBITDA from 2Q17 Adjusted EBITDA was impacted by the same factors affecting the year-over-year GAAP pretax income comparison while excluding the impact of depreciation expense and amortization associated with identifiable intangibles.

•

1H 2018 GAAP pretax income for the Healthcare Services segment of $379 million decreased by $135 million, or 26 percent, from 1H 2017 GAAP pretax earnings of $514 million. The year-over-year comparison of GAAP pretax income for the Healthcare Services segment primarily reflects the same factors impacting the quarterly comparison, as well as increased amortization expense resulting from the write-off of certain tradename identifiable intangible assets in the first quarter of 2018 reflecting the rebranding of certain provider assets to the Conviva name.

Adjusted EBITDA for 1H 2018 of $464 million decreased $119 million, or 20 percent, versus the 1H 2017 Adjusted EBITDA for the Healthcare Services segment of $583 million. The comparison of Adjusted EBITDA year over year was impacted by the same factors impacting the half-year GAAP comparison, while excluding the impact of depreciation and amortization expense.

Humana’s Individual Commercial Segment

This segment consisted of the company’s Individual Commercial products marketed under the HumanaOne brand. For 2017, the company offered on-exchange products as well as certain grandfathered policies issued prior to the enactment of the Health Care Reform Law. As announced in 2017, the company exited this business effective January 1, 2018. Results of this segment in 2018 reflect the run out of this business. Results of this segment have been excluded from Adjusted consolidated results.

Individual Commercial segment pretax results:

•

The Individual Commercial segment’s pretax income of $18 million in 2Q18 compared to a pretax income of $118 million in 2Q17, a decline of $100 million. 1H 2018 pretax income of $71 million for the segment was $110 million lower than 1H 2017 pretax income of $181 million. The pretax income in 2Q18 and 1H 2018 primarily reflects the impact of favorable Prior Period Development.

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the audio only portion of the company’s 2Q18 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 2Q18 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on October 1, 2018 and can be accessed by dialing 855-859-2056 and providing the conference ID #5593277.

Footnotes

(a)	2Q18 Adjusted results exclude the following:

•	Loss of approximately $790 million pretax, or $2.59 per diluted common share, associated with the company’s pending sale of its wholly-owned subsidiary, KMG America Corporation (KMG). GAAP measures affected in this release include consolidated pretax and EPS.

•	Amortization expense for identifiable intangibles of approximately $21 million pretax income, or $0.12 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating income of $18 million pretax, or $0.10 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Adjustment of $0.04 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(b)	2Q17 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $18 million, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating income of $118 million pretax, or $0.51 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	The one-year beneficial effect of a lower effective tax rate of approximately $0.54 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact. The only GAAP measure affected in this release is EPS.

(c)	1H 2018 Adjusted results exclude the following:

•	Loss of approximately $790 million pretax, or $2.59 per diluted common share, associated with the company’s pending sale of its wholly-owned subsidiary, KMG America Corporation (KMG). GAAP measures affected in this release include consolidated pretax and EPS.

•	Amortization expense for identifiable intangibles of approximately $51 million pretax, or $0.28 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating income of approximately $71 million pretax, or $0.39 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Adjustment of $0.09 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(d)	1H 2017 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $36 million pretax, or $0.16 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating income of approximately $181 million pretax, or $0.77 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•	The one-year beneficial effect of a lower effective tax rate of approximately $1.06 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact. GAAP measures affected in this release include consolidated EPS.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.23 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

(e)	FY18 Adjusted EPS projections exclude the following:

•	Loss of approximately $790 million pretax, or $2.60 per diluted common share associated with the company’s sale of its wholly-owned subsidiary, KMG America Corporation (KMG).

•	Amortization expense for identifiable intangibles of approximately $92 million pretax, or $0.51 per diluted common share.

•	Operating earnings of approximately $70 million pretax, or $0.39 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

•	Adjustment of $0.09 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law.

(f)	FY17 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $75 million pretax, or $0.32 per diluted common share.

•	Operating income of approximately $193 million pretax, or $0.84 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

•	Net gain from the termination of the merger agreement of approximately $936 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible.

•	The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company). Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Expense of approximately $148 million pretax, or $0.64 per diluted common share, associated with voluntary and involuntary workforce reduction programs.

•	Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017.

•	The impact of approximately $0.92 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law.

(g)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(h)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

(i)

Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•

If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•

If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•

The divestiture of Humana’s subsidiary, KMG America Corporation, is subject to various closing conditions, including various regulatory approvals and customary closing conditions, as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.

•

If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•

Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•

As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•

The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•

Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2017;

•	Form 10-Q for the quarter ended March 31, 2018; and

•	Form 8-Ks filed during 2018.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2018 Projections As of August 1, 2018		Comments
Diluted earnings per common share (EPS)	GAAP Adjustments Non-GAAP	~$11.52 (was ~$13.54 - $13.94) ~$2.63 (was ~$0.16) ~$14.15 (was ~$13.70 - $14.10)	• See footnote (e) for detail of non-GAAP adjustments

Total revenues	Consolidated	$55.9 billion to $56.5 billion (was $55.8 billion to $56.4 billion)	• Consolidated and segment-level revenue projections include expected investment income • Segment-level revenues include amounts that eliminate in consolidation
	Retail segment	$47.5 billion to $48.0 billion (no change)
	Group and Specialty segment	$7.1 billion to $7.6 billion (was $7.0 billion to $7.5 billion)
	Healthcare Services segment	$23.25 billion to $23.75 billion
(no change)

Change in year- end medical membership from prior year end

•   Individual Medicare Advantage: Up 180,000 to 200,000 (no change)

•   Group Medicare Advantage: Up 65,000 to 70,000 (no change)

•   Medicare stand-alone PDP: Down 280,000 to 320,000 (no change)

•   Group commercial fully-insured: Down 60,000 to 70,000 (no change)

Benefit ratios	Retail segment	85.1% to 86.0% (was 85.2% to 86.2%)	• Ratio calculation: benefits expense as a percent of premium revenues

	Group and Specialty segment	78.3% to 78.8% (was 77.5% to 78.0%)

•   No material impact anticipated from non-GAAP adjustments

•   Change in the Group and Specialty benefit ratio guidance reflects the impact of the Reinsurance Transaction discussed on page 3 as well as the impact of the CRA adjustment discussed on page 13.

Consolidated operating cost ratio	12.9% to 13.4% (no change)		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2018 Projections As of August 1, 2018		Comments
Segment results	Retail segment pretax income	$1.525 billion to $1.675 billion (was $1.45 billion to $1.610 billion)

•   No material impact to pretax income anticipated from non-GAAP adjustments on segment-level results for the Retail, Group and Specialty, or Healthcare Services segments

•   The lower Healthcare Services pretax guidance primarily reflects a change in disclosure assumptions related to the recently completed Kindred at Home acquisition, moving its results from pretax to below the line

•   Healthcare Services segment adjustments include segment depreciation and amortization, as well as 40% Kindred at Home EBITDA for the second half of 2018

	Group and Specialty segment pretax income	$360 million to $410 million (no change)
	Healthcare Services segment earnings	Pretax income: $800 million to $850 million (was $825 million to $875 million) Adjustments: $225 million Adjusted EBITDA: $1.025 billion to $1.075 billion

Effective tax rate	GAAP 22.5% to 23.5% (was 32.1% to 33.1%) Adjustments ~9.8% (was ~0.2%) Non-GAAP 32.3% to 33.3% (no change)		• Includes impact of the non-deductible health insurance industry fee • See footnote (e) for detail of non-GAAP adjustments

Weighted average share count for diluted EPS	138.5 million to 139.5 million (no change)		• Includes impact of projected share repurchases

Cash flows from operations	$2.1 billion to $2.5 billion (was $2.2 billion to $2.6 billion)		Change in guidance reflects the approximately $245 million impact of the Reinsurance Transaction discussed on page 3.

Capital expenditures	$550 million to $600 million (no change)

Humana Inc. – Rollforward of Initial FY18 Guidance to FY18 Guidance as of August 1, 2018 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP	Adjusted EPS
Initial FY18 guidance issued on February 7, 2018	$13.16 to $13.66	~0.34	$13.50 to $14.00

Changes in projected operating performance:
Retail segment	$0.48	—	$0.48
Group and Specialty segment	$0.06	—	$0.06
Healthcare Services segment	($0.14)	—	($0.14)
Individual Commercial segment	$0.30	($0.30)	—
Loss on sale of KMG, a wholly-owned subsidiary	($2.60)	$2.60	—
Adjustments to provisional estimates for the income tax effects related to Tax Reform Law	$0.09	($0.09)	—
Other	($0.08)	$0.08	—

FY18 guidance issued on August 1, 2018	~$11.52	~2.63	~ $14.15

Humana Inc. – Rollforward of Initial FY18 Guidance to Current FY18 Guidance as of August 1, 2018 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP	Adjusted EPS
Initial FY18 guidance issued on February 7, 2018	$13.16 to $13.66	~0.34	$13.50 to $14.00

Changes in projected operating performance:
Retail segment	$0.09	—	$0.09
Group and Specialty segment	$0.06	—	$0.06
Individual Commercial segment	$0.21	($0.21)	—
Adjustments to provisional estimates for the income tax effects related to Tax Reform Law	$0.05	($0.05)	—
Other	($0.08)	$0.08	—

FY18 guidance issued on May 2, 2018	$13.54 to $13.94	~0.16	$13.70 to $14.10

Changes in projected operating performance:
Retail segment	$0.39	—	$0.39
Healthcare Services segment	($0.14)	—	($0.14)
Individual Commercial segment	$0.09	($0.09)	—
Loss on sale of KMG, a wholly-owned subsidiary	($2.60)	$2.60	—
Adjustments to provisional estimates for the income tax effects related to Tax Reform Law	$0.04	($0.04)	—

FY18 guidance issued on August 1, 2018	~ $11.52	~2.63	~ $14.15

Humana Inc.

Statistical Schedules

And

Supplementary Information

2Q18 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

2Q18 Earnings Release

Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income	(S-3 - S-4)
3.	Consolidated Balance Sheets	(S-5)
4.	Consolidated Statements of Cash Flows	(S-6 - S-7)
Operating Results Detail
6.	Consolidating Statements of Income - Quarter	(S-8 - S-9)
7.	Consolidating Statements of Income - YTD	(S-10 - S-11)
8.	Ending Membership Detail	(S-12)
9.	Premiums and Services Revenue Detail	(S-13 - S-14)
11.	Healthcare Services Segment Metrics	(S-15 - S-17)
Balance Sheet Detail
12.	Benefits Payable Detail and Statistics	(S-18 - S-19)
Footnotes		(S-20)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	For the three months ended June 30,
	2018	2017	Dollar Change	Percentage Change
Revenues:
Premiums	$13,713	$13,203	$510	3.9%
Services	382	230	152	66.1%
Investment income	164	101	63	62.4%

Total revenues	14,259	13,534	725	5.4%

Operating expenses:
Benefits	11,536	10,889	647	5.9%
Operating costs	1,761	1,453	308	21.2%
Depreciation and amortization	100	92	8	8.7%

Total operating expenses	13,397	12,434	963	7.7%

Income from operations	862	1,100	(238)	-21.6%
Loss on sale of business	(790)	—	(790)	n/a
Interest expense	53	58	(5)	-8.6%

Income before income taxes	19	1,042	(1,023)	-98.2%
(Benefit) provision for income taxes	(174)	392	(566)	-144.4%

Net income	$193	$650	$(457)	-70.3%

Basic earnings per common share	$1.40	$4.49	$(3.09)	-68.8%
Diluted earnings per common share	$1.39	$4.46	$(3.07)	-68.8%

Shares used in computing basic earnings per common share (000’s)	137,763	144,600
Shares used in computing diluted earnings per common share (000’s)	138,576	145,634

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	For the six months ended June 30,
	2018	2017	Dollar Change	Percentage Change
Revenues:
Premiums	$27,524	$26,601	$923	3.5%
Services	709	483	226	46.8%
Investment income	305	212	93	43.9%

Total revenues	28,538	27,296	1,242	4.6%

Operating expenses:
Benefits	23,206	22,215	991	4.5%
Operating costs	3,510	3,006	504	16.8%
Merger termination fee and related costs, net	—	(947)	947	-100.0%
Depreciation and amortization	200	184	16	8.7%

Total operating expenses	26,916	24,458	2,458	10.0%

Income from operations	1,622	2,838	(1,216)	-42.8%
Loss on sale of business	(790)	—	(790)	n/a
Interest expense	106	107	(1)	-0.9%

Income before income taxes	726	2,731	(2,005)	-73.4%
Provision for income taxes	42	966	(924)	-95.7%

Net income	$684	$1,765	$(1,081)	-61.2%

Basic earnings per common share	$4.96	$12.07	$(7.11)	-58.9%
Diluted earnings per common share	$4.93	$11.98	$(7.05)	-58.8%

Shares used in computing basic earnings per common share (000’s)	137,833	146,212
Shares used in computing diluted earnings per common share (000’s)	138,703	147,253

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	June 30,	December 31,	Year-to-Date Change
	2018	2017	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$8,052	$4,042
Investment securities	9,464	9,557
Receivables, net	1,471	854
Other current assets	4,410	2,949
Assets held-for-sale	3,467	—

Total current assets	26,864	17,402	$9,462	54.4%

Property and equipment, net	1,626	1,584
Long-term investment securities	379	2,745
Goodwill	3,895	3,281
Other long-term assets	1,506	2,166

Total assets	$34,270	$27,178	$7,092	26.1%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$5,020	$4,668
Trade accounts payable and accrued expenses	6,952	4,069
Book overdraft	74	141
Unearned revenues	3,630	378
Short-term debt	398	150
Liabilities held-for-sale	2,694	—

Total current liabilities	18,768	9,406	$9,362	99.5%

Long-term debt	4,773	4,770
Future policy benefits payable	197	2,923
Other long-term liabilities	321	237

Total liabilities	24,059	17,336	$6,723	38.8%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,591,361 issued at June 30, 2018	33	33
Capital in excess of par value	2,672	2,445
Retained earnings	14,211	13,670
Accumulated other comprehensive (loss) income	(176)	19
Treasury stock, at cost, 60,827,954 shares at June 30, 2018	(6,529)	(6,325)

Total stockholders’ equity	10,211	9,842	$369	3.7%

Total liabilities and stockholders’ equity	$34,270	$27,178	$7,092	26.1%

Debt-to-total capitalization ratio	33.6%	33.3%

Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	9.8%	17.6%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	For the three months ended June 30,
	2018	2017	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$193	$650
Adjustments to reconcile net income to net cash used in operating activities:
Loss on sale of business	790	—
Depreciation	109	101
Other intangible amortization	21	18
Net realized capital gain	(53)	(2)
Stock-based compensation	34	57
Benefit for deferred income taxes	(387)	(27)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(197)	(592)
Other assets	(494)	(130)
Benefits payable	117	77
Other liabilities	(205)	(225)
Unearned revenues	(76)	(64)
Other, net	23	31

Net cash used in operating activities	(125)	(106)	($19)	-17.9%

Cash flows from investing activities
Acquisitions, net of cash acquired	(185)	(2)
Purchases of property and equipment	(138)	(111)
Purchases of investment securities	(913)	(1,332)
Maturities of investment securities	338	365
Proceeds from sales of investment securities	1,016	928

Net cash provided by (used in) investing activities	118	(152)	$270	177.6%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	114	351
Repayment of commercial paper, net	(2)	(271)
Change in book overdraft	(50)	(61)
Common stock repurchases	(42)	(4)
Dividends paid	(69)	(57)
Proceeds from stock option exercises and other	32	14

Net cash used in financing activities	(17)	(28)	$11	39.3%

Decrease in cash and cash equivalents	(24)	(286)
Cash and cash equivalents at beginning of period	8,855	8,425

Cash and cash equivalents at end of period	$8,831 *	$8,139

*	Includes $779 million of cash and cash equivalents classified as assets held-for-sale at June 30, 2018.

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	For the six months ended June 30,
	2018	2017	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$684	$1,765
Adjustments to reconcile net income to net cash provided by operating activities:

Loss on sale of business	790	—
Depreciation	218	201
Other intangible amortization	51	36
Net realized capital gains	(82)	(28)
Stock-based compensation	69	83
(Benefit ) provision for deferred income taxes	(304)	2
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(619)	(1,150)
Other assets	(1,658)	(545)
Benefits payable	410	275
Other liabilities	680	317
Unearned revenues	3,252	3,076
Other, net	70	67

Net cash provided by operating activities	3,561	4,099	($538)	-13.1%

Cash flows from investing activities
Acquisitions, net of cash acquired	(354)	(9)
Purchases of property and equipment	(272)	(233)
Purchases of investment securities	(2,624)	(3,208)
Maturities of investment securities	555	649
Proceeds from sales of investment securities	2,408	1,723

Net cash used in investing activities	(287)	(1,078)	$791	73.4%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	1,515	2,081
Proceeds from issuance of senior notes, net	—	985
Proceeds from issuance (repayment) of commercial paper, net	243	(102)
Change in book overdraft	(67)	(95)
Common stock repurchases	(93)	(1,578)
Dividends paid	(126)	(104)
Proceeds from stock option exercises and other	43	54

Net cash provided by financing activities	1,515	1,241	$274	22.1%

Increase in cash and cash equivalents	4,789	4,262
Cash and cash equivalents at beginning of period	4,042	3,877

Cash and cash equivalents at end of period	$8,831 *	$8,139

*	Includes $779 million of cash and cash equivalents classified as assets held-for-sale at June 30, 2018.

Humana Inc.

Consolidating Statements of Income - For the three months ended June 30, 2018

In millions

		Group and	Healthcare	Individual	Other	Eliminations/
	Retail	Specialty	Services	Commercial	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,908	$—	$—	$—	$—	$—	$8,908
Group Medicare Advantage	1,509	—	—	—	—	—	1,509
Medicare stand-alone PDP	914	—	—	—	—	—	914

Total Medicare	11,331	—	—	—	—	—	11,331

Fully-insured	125	1,346	—	10	—	—	1,481
Specialty	—	342	—	—	—	—	342
Medicaid and other (A)	550	—	—	—	9	—	559

Total premiums	12,006	1,688	—	10	9	—	13,713

Services revenue:
Provider	—	—	112	—	—	—	112
ASO and other (B)	3	208	—	—	2	—	213
Pharmacy	—	—	57	—	—	—	57

Total services revenue	3	208	169	—	2	—	382

Total revenues - external customers	12,009	1,896	169	10	11	—	14,095

Intersegment revenues
Services	—	4	4,194	—	—	(4,198)	—
Products	—	—	1,611	—	—	(1,611)	—

Total intersegment revenues	—	4	5,805	—	—	(5,809)	—

Investment income	30	6	17	—	65	46	164

Total revenues	12,039	1,906	5,991	10	76	(5,763)	14,259

Operating expenses:
Benefits	10,270	1,357	—	(9)	39	(121)	11,536
Operating costs	1,210	447	5,749	1	2	(5,648)	1,761
Depreciation and amortization	66	22	36	—	—	(24)	100

Total operating expenses	11,546	1,826	5,785	(8)	41	(5,793)	13,397

Income from operations	493	80	206	18	35	30	862
Loss on sale of business	—	—	—	—	—	(790)	(790)
Interest expense	—	—	—	—	—	53	53

Income (loss) before income taxes	$493	$80	$206	$18	$35	$(813)	$19

Benefit ratio	85.5%	80.4%					84.1%
Operating cost ratio	10.1%	23.5%	96.2%				12.5%

Humana Inc.

Consolidating Statements of Income - For the three months ended June 30, 2017

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,282	$—	$—	$—	$—	$—	$8,282
Group Medicare Advantage	1,277	—	—	—	—	—	1,277
Medicare stand-alone PDP	925	—	—	—	—	—	925

Total Medicare	10,484	—	—	—	—	—	10,484

Fully-insured	118	1,350	—	247	—	—	1,715
Specialty	—	323	—	—	—	—	323
Medicaid and other (A)	671	—	—	—	10	—	681

Total premiums	11,273	1,673	—	247	10	—	13,203

Services revenue:
Provider	—	—	63	—	—	—	63
ASO and other (B)	2	143	—	—	2	—	147
Pharmacy	—	—	20	—	—	—	20

Total services revenue	2	143	83	—	2	—	230

Total revenues - external customers	11,275	1,816	83	247	12	—	13,433

Intersegment revenues
Services	—	5	4,309	—	—	(4,314)	—
Products	—	—	1,582	—	—	(1,582)	—

Total intersegment revenues	—	5	5,891	—	—	(5,896)	—

Investment income	24	7	8	1	21	40	101

Total revenues	11,299	1,828	5,982	248	33	(5,856)	13,534

Operating expenses:
Benefits	9,672	1,312	—	86	32	(213)	10,889
Operating costs	963	394	5,677	40	2	(5,623)	1,453
Depreciation and amortization	57	21	35	4	—	(25)	92

Total operating expenses	10,692	1,727	5,712	130	34	(5,861)	12,434

Income (loss) from operations	607	101	270	118	(1)	5	1,100
Interest expense	—	—	—	—	—	58	58

Income (loss) before income taxes	$607	$101	$270	$118	$(1)	$(53)	$1,042

Benefit ratio	85.8%	78.4%					82.5%
Operating cost ratio	8.5%	21.6%	95.0%				10.8%

Humana Inc.

Consolidating Statements of Income - For the six months ended June 30, 2018

In millions

		Group and	Healthcare	Individual	Other	Eliminations/
	Retail	Specialty	Services	Commercial	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$17,878	$—	$—	$—	$—	$—	$17,878
Group Medicare Advantage	3,033	—	—	—	—	—	3,033
Medicare stand-alone PDP	1,810	—	—	—	—	—	1,810

Total Medicare	22,721	—	—	—	—	—	22,721

Fully-insured	250	2,738	—	5	—	—	2,993
Specialty	—	689	—	—	—	—	689
Medicaid and other (A)	1,103	—	—	—	18	—	1,121

Total premiums	24,074	3,427	—	5	18	—	27,524

Services revenue:
Provider	—	—	177	—	—	—	177
ASO and other (B)	5	427	—	—	4	—	436
Pharmacy	—	—	96	—	—	—	96

Total services revenue	5	427	273	—	4	—	709

Total revenues - external customers	24,079	3,854	273	5	22	—	28,233

Intersegment revenues
Services	—	9	8,212	—	—	(8,221)	—
Products	—	—	3,146	—	—	(3,146)	—

Total intersegment revenues	—	9	11,358	—	—	(11,367)	—

Investment income	67	13	23	—	100	102	305

Total revenues	24,146	3,876	11,654	5	122	(11,265)	28,538

Operating expenses:
Benefits	20,822	2,630	—	(69)	65	(242)	23,206
Operating costs	2,432	910	11,190	3	4	(11,029)	3,510
Depreciation and amortization	132	45	85	—	—	(62)	200

Total operating expenses	23,386	3,585	11,275	(66)	69	(11,333)	26,916

Income from operations	760	291	379	71	53	68	1,622
Loss on sale of business	—	—	—	—	—	(790)	(790)
Interest expense	—	—	—	—	—	106	106

Income (loss) before income taxes	$760	$291	$379	$71	$53	$(828)	$726

Benefit ratio	86.5%	76.7%					84.3%
Operating cost ratio	10.1%	23.6%	96.2%				12.4%

Humana Inc.

Consolidating Statements of Income - For the six months ended June 30, 2017

In millions

		Group and	Healthcare	Individual	Other	Eliminations/
	Retail	Specialty	Services	Commercial	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$16,658	$—	$—	$—	$—	$—	$16,658
Group Medicare Advantage	2,595	—	—	—	—	—	2,595
Medicare stand-alone PDP	1,866	—	—	—	—	—	1,866

Total Medicare	21,119	—	—	—	—	—	21,119

Fully-insured	236	2,728	—	530	—	—	3,494
Specialty	—	645	—	—	—	—	645
Medicaid and other (A)	1,324	—	—	—	19	—	1,343

Total premiums	22,679	3,373	—	530	19	—	26,601

Services revenue:
Provider	—	—	133	—	—	—	133
ASO and other (B)	4	304	—	—	4	—	312
Pharmacy	—	—	38	—	—	—	38

Total services revenue	4	304	171	—	4	—	483

Total revenues - external customers	22,683	3,677	171	530	23	—	27,084

Intersegment revenues
Services	—	10	8,619	—	—	(8,629)	—
Products	—	—	3,134	—	—	(3,134)	—

Total intersegment revenues	—	10	11,753	—	—	(11,763)	—

Investment income	49	18	16	2	42	85	212

Total revenues	22,732	3,705	11,940	532	65	(11,678)	27,296

Operating expenses:
Benefits	19,723	2,598	—	242	61	(409)	22,215
Operating costs	1,917	793	11,357	102	6	(11,169)	3,006
Merger termination fee and related costs, net	—	—	—	—	—	(947)	(947)
Depreciation and amortization	115	42	69	7	—	(49)	184

Total operating expenses	21,755	3,433	11,426	351	67	(12,574)	24,458

Income (loss) from operations	977	272	514	181	(2)	896	2,838
Interest expense	—	—	—	—	—	107	107

Income (loss) before income taxes	$977	$272	$514	$181	$(2)	$789	$2,731

Benefit ratio	87.0%	77.0%					83.5%
Operating cost ratio	8.5%	21.5%	95.2%				11.1%

Humana Inc.

Ending Membership Detail

In thousands

				Year-over-Year Change			Year-to- Date Change
	June 30, 2018	Average 2Q18	June 30, 2017	Amount	Percent	December 31, 2017	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,027.2	3,023.6	2,840.1	187.1	6.6%	2,860.8	166.4	5.8%
Group Medicare Advantage	493.1	492.2	433.4	59.7	13.8%	441.4	51.7	11.7%
Medicare stand-alone PDP	5,008.2	5,017.6	5,236.4	(228.2)	-4.4%	5,308.1	(299.9)	-5.6%

Total Medicare	8,528.5	8,533.4	8,509.9	18.6	0.2%	8,610.3	(81.8)	-1.0%

State-based contracts (C)	325.2	328.2	374.9	(49.7)	-13.3%	360.1	(34.9)	-9.7%
Medicare Supplement	241.5	240.4	232.7	8.8	3.8%	235.9	5.6	2.4%

Total Retail	9,095.2	9,102.0	9,117.5	(22.3)	-0.2%	9,206.3	(111.1)	-1.2%

Group and Specialty
Fully-insured commercial medical	1,050.9	1,058.6	1,107.5	(56.6)	-5.1%	1,097.7	(46.8)	-4.3%
ASO commercial	458.8	457.0	446.8	12.0	2.7%	458.7	0.1	0.0%
Military services	5,931.5	5,927.5	3,088.6	2,842.9	92.0%	3,081.8	2,849.7	92.5%

Total Group and Specialty	7,441.2	7,443.1	4,642.9	2,798.3	60.3%	4,638.2	2,803.0	60.4%

Individual commercial	—	—	181.1	(181.1)	-100.0%	128.8	(128.8)	-100.0%

Other Businesses
Long-term care	29.2	29.4	30.3	(1.1)	-3.6%	29.8	(0.6)	-2.0%

Total Other Businesses	29.2	29.4	30.3	(1.1)	-3.6%	29.8	(0.6)	-2.0%

Total Medical Membership	16,565.6	16,574.5	13,971.8	2,593.8	18.6%	14,003.1	2,562.5	18.3%

Specialty Membership (included in Group and Specialty segment):

Dental - fully-insured	2,859.2	2,853.7	2,963.2	(104.0)	-3.5%	2,963.0	(103.8)	-3.5%
Dental - ASO	625.9	631.6	681.6	(55.7)	-8.2%	690.6	(64.7)	-9.4%
Vision	2,119.1	2,116.8	2,133.4	(14.3)	-0.7%	2,168.6	(49.5)	-2.3%
Other supplemental benefits (D)	623.5	904.9	1,139.6	(516.1)	-45.3%	1,163.8	(540.3)	-46.4%

Total Specialty Membership	6,227.7	6,507.0	6,917.8	(690.1)	-10.0%	6,986.0	(758.3)	-10.9%

		Member Mix		Member Mix
	June 30, 2018	June 30, 2018	June 30, 2017	June 30, 2017
Individual Medicare Advantage Membership
HMO	1,771.1	58.5%	1,626.9	57.3%
PPO	1,256.1	41.5%	1,213.2	42.7%

Total Individual Medicare Advantage	3,027.2	100.0%	2,840.1	100.0%

Individual Medicare Advantage Membership
Shared Risk (E)	928.8	30.7%	920.8	32.4%
Path to Risk (F)	1,049.4	34.7%	919.2	32.4%

Total Value-based	1,978.2	65.4%	1,840.0	64.8%
Other	1,049.0	34.6%	1,000.1	35.2%

Total Individual Medicare Advantage	3,027.2	100.0%	2,840.1	100.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (H)
	For the three months ended June 30,		Dollar	Percentage	For the three months ended June 30,
	2018	2017	Change	Change	2018	2017
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$8,908	$8,282	$626	7.6%	$982	$972
Group Medicare Advantage	1,509	1,277	232	18.2%	1,022	984
Medicare stand-alone PDP	914	925	(11)	-1.2%	61	59
State-based contracts (C)	550	671	(121)	-18.0%	559	595
Medicare Supplement	125	118	7	5.9%	173	169
Other services	3	2	1	50.0%

Total Retail	12,009	11,275	734	6.5%

Group and Specialty
Fully-insured commercial medical	1,346	1,350	(4)	-0.3%	424	404
Specialty	342	323	19	5.9%	19	17
Commercial ASO & other services (B)	80	54	26	48.1%
Military services (G)	132	94	38	40.4%

Total Group and Specialty	1,900	1,821	79	4.3%

Healthcare Services
Pharmacy solutions	5,151	5,214	(63)	-1.2%
Provider services	608	414	194	46.9%
Clinical programs	215	346	(131)	-37.9%

Total Healthcare Services	5,974	5,974	—	0.0%

Individual Commercial	10	247	(237)	-96.0%	n/a	438

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	For the six months ended June 30,				Per Member per Month (I) For the six months ended June 30,
	2018	2017	Dollar Change	Percentage Change	2018	2017
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$17,878	$16,658	$1,220	7.3%	$986	$977
Group Medicare Advantage	3,033	2,595	438	16.9%	1,025	1,002
Medicare stand-alone PDP	1,810	1,866	(56)	-3.0%	60	60
State-based contracts (C)	1,103	1,324	(221)	-16.7%	551	582
Medicare Supplement	250	236	14	5.9%	174	170
Other services	5	4	1	25.0%

Total Retail	24,079	22,683	1,396	6.2%

Group and Specialty
Fully-insured commercial medical	2,738	2,728	10	0.4%	427	406
Specialty	689	645	44	6.8%	19	17
Commercial ASO & other services (B)	161	108	53	49.1%
Military services (G)	275	206	69	33.5%

Total Group and Specialty	3,863	3,687	176	4.8%

Healthcare Services
Pharmacy solutions	10,185	10,373	(188)	-1.8%
Provider services	1,007	852	155	18.2%
Clinical programs	439	699	(260)	-37.2%

Total Healthcare Services	11,631	11,924	(293)	-2.5%

Individual Commercial	5	530	(525)	-99.1%	n/a	451

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	June 30, 2018	June 30, 2017	Difference		December 31, 2017	Difference
Primary Care Providers:
Shared Risk (E)
Owned / JV	1,500	1,700	(200)	-11.8%	1,400	100	7.1%
Contracted	14,500	14,700	(200)	-1.4%	14,500	—	0.0%
Path to Risk (F)	36,100	34,300	1,800	5.2%	36,300	(200)	-0.6%

Total Value-based	52,100	50,700	1,400	2.8%	52,200	(100)	-0.2%

Care Management Statistics:

Members enrolled in a Humana chronic care management program (I)	752,700	981,600	(228,900)	-23.3%	794,900	(42,200)	-5.3%

Number of high-risk discharges enrolled in a post-discharge care management program (J)	69,500	68,600	900	1.3%	67,100	2,400	3.6%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	For the three months ended	For the three months ended	Year-over-Year		For the three months ended	Sequential
	June 30, 2018	June 30, 2017	Difference		March 31, 2018	Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.4%	0.2%		91.6%	0.0%
Group and Specialty	87.0%	86.4%	0.6%		87.3%	-0.3%
Mail-Order Penetration
Retail	29.6%	29.1%	0.5%		29.4%	0.2%
Group and Specialty	6.4%	7.3%	-0.9%		6.4%	0.0%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume (K)	110,100	107,900	2,200	2.0%	108,100	2,000	1.9%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	For the six months ended June 30, 2018	For the six months ended June 30, 2017	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.4%	0.3%
Group and Specialty	87.2%	86.4%	0.8%

Mail-Order Penetration
Retail	29.5%	29.1%	0.4%
Group and Specialty	6.4%	7.2%	-0.8%

			Difference	Percentage Change
Script volume (K)	218,200	214,900	3,300	1.5%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	For the six months ended June 30, 2018	For the six months ended June 30, 2017	For the year ended December 31, 2017
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,668	$4,563	$4,563
Less: Reinsurance recoverables (L)	(70)	(76)	(76)

Beginning balance, net of reinsurance recoverable	4,598	4,487	4,487
Incurred related to:
Current year	23,543	22,576	44,001
Prior years (M)	(338)	(345)	(483)

Total incurred	23,205	22,231	43,518

Paid related to:
Current year	(18,914)	(18,332)	(39,496)
Prior years	(3,897)	(3,626)	(3,911)

Total paid	(22,811)	(21,958)	(43,407)

Reinsurance recoverables (L)	86	78	70
Less: Liabilities held-for-sale	(58)	—	—

Ending balance	$5,020	$4,838	$4,668

	For the six months ended June 30, 2018	For the six months ended June 30, 2017	For the year ended December 31, 2017
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$23,205	$22,231	$43,518
Future policy benefit expense (N)	1	(16)	(22)

Consolidated Benefit Expense	$23,206	$22,215	$43,496

Humana Inc.

Benefits Payable Statistics (Continued) (O)

Days in Claims Payable

	Days in	Change
Quarter Ended	Claims Payable (DCP)	Last 4 Quarters	Percentage Change
6/30/2017	40.4	(1.2)	-2.9%
9/30/2017	42.9	0.3	0.7%
12/31/2017	40.4	1.2	3.1%
3/31/2018	38.3	0.5	1.3%

6/30/2018	40.1	(0.3)	-0.7%

Change in Days in Claims Payable (P)

					Last
	1Q	2Q		2Q	Twelve
	2018	2018	1H 2018	2017	Months
DCP - beginning of period	40.4	38.3	40.4	37.8	40.4
Components of change in DCP:
Provider accruals (Q)	(0.5)	0.1	(0.4)	1.4	(0.6)
Medical fee-for-service, excluding Individual Commercial (R)	(0.7)	1.4	0.7	0.9	0.4
Individual Commercial including Premium Deficiency Reserve (S)	(0.6)	(0.1)	(0.7)	(0.3)	(0.9)
Pharmacy (T)	(0.9)	0.2	(0.7)	0.4	(0.6)
Processed claims inventory (U)	0.5	0.3	0.8	—	1.2
Other (V)	0.1	(0.1)	—	0.2	0.2

DCP - end of period	38.3	40.1	40.1	40.4	40.1

Total change from beginning of period	(2.1)	1.8	(0.3)	2.6	(0.3)

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

2Q18 Earnings Release

(A)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(C)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(D)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(E)

In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(F)

A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(G)

The 2018 amount primarily reflects services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis. The 2017 amount primarily reflected services revenues associated with the TRICARE South Region contract, which generally were not contracted on a per-member basis.

(H)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(I)

Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(J)

Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.

(K)	Script volume is presented on an adjusted 30-day equivalent basis.
(L)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(M)

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(N)

Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.

(O)

A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for future policy benefits expense associated with reserve strengthening for the company’s non-strategic block of long-term care insurance business.

(P)

DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.

(Q)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(R)	Represents medical and specialty IBNR for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(S)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy), as well as the impact of any premium deficiency reserves related to this block of business.
(T)

Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.

(U)

Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.

(V)

Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.